AMENDMENT
                                     OF THE
                    GENERAL AMERICAN INVESTORS COMPANY, INC.
                             EMPLOYEES' THRIFT PLAN


         WHEREAS, General American Investors Company, Inc. (the "Company") adopted the General American Investors Company, Inc. Employees' Thrift Plan (the "Plan"), effective as of July 1, 1959; and

         WHEREAS, the Plan was amended and restated on April 14, 1976, effective as of December 31, 1975; and

         WHEREAS, the Plan was further amended on April 12, 1978, December 8, 1982, December 12, 1984, September 11, 1985, September 10, 1986, December 19, 1989, December 19, 1994, December 30, 1996, October 13, 1999, July 11, 2001 and
April 10, 2002; and

         WHEREAS, Section 8(E) provides that the Company may amend the Plan at any time, except in certain respects not material hereto; and

         WHEREAS, the Board of Directors desires to amend the Plan in certain respects;

         NOW THEREFORE, the Plan is hereby amended in the following respects to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). This Amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, this Amendment shall be effective as of January 1, 2002. This Amendment shall supersede


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the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment;

         1. Section 1(s) is amended by the addition of the following at the end thereof:

         The Regular Compensation of each Employee taken into account for determining allocations for any Plan Year beginning after December 31, 2001 shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to Regular Compensation for the Plan Year that begins with or within such calendar year.

         2. A new subsection is added at the end of Section 3 to read as follows:

                  3. The Plan will accept a direct rollover of an eligible rollover distribution from:

                   (i) a qualified plan described in Section 401(a) or 403(a) of the Code, including after-tax employee contributions;

                   (ii) an annuity contract described in Section 403(b) of the
              Code, excluding after-tax employee contributions; and

                   (iii) an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

         The Plan will accept a Participant contribution of an eligible rollover distribution from:

                   (i) a qualified plan described in Section 401(a) or 403(a) of the Code;

                   (ii) an annuity contract described in Section 403(b) of the
              Code; and

                   (iii) an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

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         In addition, the Plan will accept a Participant rollover contribution of the portion of the distribution from an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income.

         3. Subsection 2 of Section 4 is amended by the addition of the following at the end thereof:

              No Participant shall be permitted to make Company Contributions and elective deferrals to any other plan qualified under Section 401(a) of the Code which is maintained by the Company during any taxable year, in excess of the dollar limitation contained in Section 402(g) of the Code in effect for such taxable year, except to the extent permitted in Subsection 6 and in Section 414 of the Code, if applicable.

         4. A new subsection is added at the end of Section 4 to read as follows:

              6. All employees who are eligible to elect to have Company Contributions made on their behalf under the Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions after December 31, 2001 in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(l1), 40l(k)(12), 410(b), or
         416 of the Code, as applicable, by reason of the making of such catch-up contributions.

         5. Subsection 7 of Section 7(B) is amended by the addition of the following at the end thereof:

              For purposes of this subsection 7, for distributions made after December 31, 2001 with respect to Participants who separated from service after June 30, 2002, the value of a Participant's account shall be determined without regard to that portion of the account that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e) (16) of the Code. If the value of the vested portion of the Participant's nonforfeitable account as so determined is $5,000 or less, the Plan shall immediately distribute the full amount of the vested portion of the Participant's account.

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         6. A new subsection is added at the end of Section 7(B) to read as follows:

              9. This subsection 9 shall apply for distributions after June 30, 2002 for severances from employment occurring after June 30, 2002. A Participant's elective deferrals, qualified non-elective contributions, qualified matching contributions, and earnings attributable to these contributions shall be distributed on account of the Participant's severance from employment. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed.

         7. Section 7(G) is amended by addition of the following at the end thereof:

              This paragraph shall apply to distributions made after December 31, 2001.

                           1. Modification of definition of eligible retirement
                  plan. For purposes of the direct rollover provisions in this
                  Section 7(G), an eligible retirement plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in section 414(p) of the Code.

                           2. Modification of definition of eligible rollover
                  distribution to exclude hardship distributions. For purposes of the direct rollover provisions in this Section 7(G), any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

                           3. Modification of definition of eligible rollover
                  distribution to include after-tax employee contributions. For purposes of the direct rollover provisions in this Section 7(G), a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b)

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                   of the Code, or to a qualified defined contribution plan
                   described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

         8. Section 12 is amended by the addition of the following at the end thereof:

              This paragraph shall be effective for limitation years ending after December 31, 2001. Except to the extent permitted under subsection 6 of Section 4 and Section 414(v) of the Code, if applicable, the annual addition that may be contributed or allocated to a Participant's account under the Plan for any limitation year shall not exceed the lesser of:

              (a) $40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code, or

              (b) 100 percent of the Participant's total compensation, within the meaning of Section 415(c)(3) of the Code, for the limitation year.

         The total compensation limit referred to above shall not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or Section 419A(f)(2) of the Code) which is otherwise treated as an annual addition.

         9. Paragraph (C) of Section 13 is amended by the addition of the following at the end thereof:

              The multiple use test described in Treasury Regulation Section 1.401(m)-2 and the provisions of this paragraph (C) shall not apply for Plan Years beginning after December 31, 2001.

         10. A new subsection is added at the end of Section 14 to read as follows:

              3. Modification of Top-Heavy Rules. This Subsection 3 shall apply for purposes of determining whether the Plan is a top-heavy plan under
         Section 416(g) of the Code for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of Section 416(c) of the Code for such Plan Years. This Subsection 3 amends the previous subsections of this Section.

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

                           "Key Employee" means any Employee or former Employee
                  (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Company having annual compensation greater than $130,000 (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Company, or a 1-percent owner of the Company having annual compensation of more than $150,000. For this purpose, "annual compensation" means compensation within the meaning of section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(l) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

                           The provisions of this Subsection 3 shall apply for
                  purposes of determining the present values of accrued benefits and the amounts of account balances of Employees as of the Determination Date. The present values of accrued benefits and the amounts of account balances of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any Plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting "5-year period" for "1-year period." The accrued benefits and accounts of any individual who has not performed services for the Company during the 1-year period ending on the Determination Date shall not be taken into account.

                           Company Matching Contributions shall be taken into
                  account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to Company Matching Contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Company Matching Contributions that are used to satisfy the minimum contribution requirements shall be treated as Company Matching Contributions for purposes of the actual contribution percentage test and other requirements of section 401(m) of the Code.

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         IN WITNESS WHEREOF, General American Investors Company, Inc. has caused this Amendment to be executed by its duly authorized officers as of the 10th day of July, 2002.


/s/ Carole Anne Clementi                         /s/ Eugene DeStaebler
----------------------------                     -------------------------------
Secretary                                        Vice-President, Administration








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